UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2009

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2009, Kana Software, Inc. (“KANA”) entered into an amendment (the “Amendment”) to its Second Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank, N.A. (“Bridge”) dated as of March 28, 2008, as amended. The Amendment modified the Loan and Security Agreement to require KANA to incur up to $1.0 million in indebtedness from Agility Capital, LLC (“Agility”). In addition, the Amendment provided a one-time waiver of KANA’s non-compliance with certain financial covenants that existed prior to the date of the Amendment.

On July 30, 2009, KANA entered into a Loan Agreement with Agility (the “Loan Agreement”) that provides for a line of credit from Agility of up to $1.0 million, all of which was borrowed by KANA on July 30, 2009 (the “Loan”). The Loan bears interest at the rate of 15% per year. Beginning September 1, 2009 and on the first day of each month thereafter, KANA is required to make payments of $90,000 plus accrued but unpaid interest on the Loan. In addition, on the date that the outstanding obligations under the Loan Agreement are prepaid or become due and payable, KANA is required to pay Agility a fee of $350,000. The Loan is secured by all of KANA’s assets, subject to Bridge’s senior lien on the assets. All amounts outstanding under the Loan Agreement become due and payable on June 30, 2010, or a change of control of KANA if that occurs earlier. KANA is subject to affirmative and negative covenants under the agreement, including restrictions on the ability to incur additional indebtedness, except for indebtedness from Bridge of up to a principal amount equal to the lesser of $5.0 million or 80% of eligible receivables. The Agreement also includes customary events of default, including any events of default under the Loan and Security Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ Michael S. Fields Michael S. Fields Chief Executive Officer

Date: August 4, 2009